SCHEDULE 14C INFORMATION

INFORMATION STATEMENT
PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
[   ] Preliminary Information Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule
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[ X  ] Definitive Information Statement

NICHOLAS INVESTMENT COMPANY, INC.
(Name of registrant as Specified in its Charter)

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NOTICE TO PRESENT
STOCK CERTIFICATES

THIS NOTICE OF SHAREHOLDER ACTION IS ALSO A NOTICE THAT THE ACTION OF THE MAJORITY SHAREHOLDERS AND THE BOARD OF DIRECTORS WILL REQUIRE ALL SHAREHOLDERS OF NICHOLAS INVESTMENT COMPANY, INC. TO SURRENDER THEIR COMMON STOCK CERTIFICATES, TO BE REISSUED TO EACH SHAREHOLDER UNDER THE NAME OF YASHENG GROUP. PLEASE REVIEW THE REQUIREMENTS OF SHAREHOLDERS BEGINNING ON PAGE 5 BELOW, IN PARTICULAR THE SECTION ENTITLED "PROCEEDURE FOR EFFECTUATING ACQUISITION."

ON OR ABOUT JULY 15, 2004, YOU WILL NOT BE ABLE TO TRADE YOUR COMMON STOCK UNDER THE NAME OF NICHOLAS INVESTMENT COMPANY OR THE TRADING SYMBOL, NIVM. ON OR ABOUT JULY 15, 2004, IF YOU HAVE STOCK THAT HAS BEEN REGISTERED (DOES NOT CARRY A RESTRICTIVE LEGEND), YOU WILL BE ABLE TO RECEIVE REGISTERED STOCK THAT CAN BE SOLD OR TRADED UNDER THE NAME OF YASHENG GROUP (OTC: YHGG). IF YOUR STOCK IS CURRENTLY RESTRICTED FROM TRANSFER, THE SHARES ISSUED TO YOU WILL MAINTAIN THOSE SAME RESTRICTIONS.

THE NUMBER OF SHARES OF YASHENG GROUP YOU WILL RECEIVE IS BASED UPON A FORMULA THAT IS DESCRIBED IN DETAIL BEGINNING ON PAGE 5 BELOW. PLEASE READ THIS ENTIRE INFORMATION STATEMENT TO FULLY UNDERSTAND YOUR RIGHTS.

FOR FURTHER INFORMATION CONTACT

ANDREW BEYER
INVESTOR RELATIONS
NICHOLAS INVESTMENT COMPANY, INC.
(909) 587-9100

NICHOLAS INVESTMENT COMPANY, INC.
43180 Business Park Dr., Suite 202
Temecula, CA 92590

 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
HELD ON June 14, 2004

Dear Shareholders:

A special meeting of shareholders of Nicholas Investment Company, Inc., a Nevada corporation (the "Company"), was held on June 14, 2004 at 5:00 p.m. local time, at 43180 Business Park Dr., Temecula, CA 92590 for the following purposes:

1. To consider and vote upon a proposal to accept an Agreement and Plan of Acquisition by and Between Nicholas Investment Company, Inc. and YaSheng Group, a copy of which is attached hereto, that calls for YaSheng Group to acquire 100% of the voting stock of Nicholas.

Only shareholders of record at the close of business on July 6, 2004 are entitled to receive this Information Statement and notice of the special meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

/S/ Shane H. Traveller Shane H. Traveller Secretary

Temecula, California
July 6, 2004

NICHOLAS INVESTMENT COMPANY, INC.
43180 BUSINESS PARK DR., SUITE 202
TEMECULA, CALIFORNIA 92590
INFORMATION STATEMENT
FOR THE SPECIAL MEETING OF SHAREHOLDERS
HELD ON JUNE 14, 2004
INTRODUCTION

This Information Statement is being furnished to the shareholders of Nicholas Investment Company, Inc., a Nevada corporation (the "Company"), to inform them of a special meeting of shareholders. This meeting (referred to herein as the "Special Meeting") was held on June 14, 2004 at 43180 Business Park Dr., Suite 202, Temecula, CA 92590, at 5:00 p.m. local time. Only shareholders of record at the close of business on July 6, 2004 (the "Record Date") will be entitled to receive this Information Statement. This Information Statement and the Notice of Special Meeting are first being mailed to the Company's shareholders on or about July 8, 2004.

At the Special Meeting, holders of common stock (the "Common Stock") of the Company were asked:

1. To consider and vote upon a proposal to accept an Agreement and Plan of Acquisition by and Between Nicholas Investment Company, Inc. and YaSheng Group, a copy of which is attached hereto, that calls for YaSheng Group to acquire 100% of the voting stock of Nicholas.

Principal Shareholders, who collectively represented 9,592,501 shares (or 54%) of the 17,727,491 shares of common stock outstanding on June 14, 2004, were either present at the meeting or voted in absentia. All of the Principal Shareholders voted in favor of the proposal. Accordingly, no proxies will be solicited and no action is required on your behalf. The cost of printing and distributing this Information Statement and holding the Special Meeting (including the reimbursement of certain parties for their expenses in forwarding this Information Statement to beneficial owners of the Common Stock) will be paid by the Company.

The Company's principal executive offices are located at 43180 Business Park Dr., Suite 202, Temecula, California 92590.

THIS DOCUMENT IS REQUIRED UNDER THE FEDERAL SECURITIES LAWS AND IS PROVIDED SOLELY FOR YOUR INFORMATION.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION REGARDING THE PROPOSAL

GENERAL

The proposal to accept an Agreement and Plan of Acquisition by and Between Nicholas Investment Company, Inc. and YaSheng Group, a copy of which is attached hereto, that calls for YaSheng Group to acquire 100% of the voting stock of Nicholas, is described below.

APPROVAL OF AGREEMENT AND PLAN OF ACQUISITION BY AND BETWEEN NICHOLAS INVESTMENT COMPANY, INC. AND YASHENG GROUP.

Purpose: The Company's Board of Directors has unanimously adopted a resolution seeking shareholder approval to accept an Agreement and Plan of Acquisition by and Between Nicholas Investment Company, Inc. and YaSheng Group, a copy of which is attached hereto, that calls for YaSheng Group to acquire 100% of the voting stock of Nicholas.

Effect: The immediate effect of the acquisition of Nicholas Investment Company by YaSheng Group will be the substantial dilution of Nicholas shareholders in the consolidated company, YaSheng Group. The Agreement and Plan of Acquisition (the "Agreement") specifies that the price to be paid by YaSheng to the shareholder of Nicholas will be based on the respective net asset value per share of the two companies as of June 30, 2004. It is anticipated that Nicholas' net asset value per share will be approximately $0.075 per share compared to approximately $6.40 per share for YaSheng. If these estimates were to be used, the result would be that Nicholas' shareholders would receive one share of YaSheng common stock for every 85 shares of Nicholas stock held at Closing. Subsequent to the Acquisition closing, YaSheng intends to elect to assume Nicholas' fully reporting status and petition for listing on a national exchange. Although the acquisition may increase the market price of the Common Stock, the actual effect of the acquisition on the market price cannot be predicted. There is no assurance that the acquisition will lead to a sustained increase in the market price of the YaSheng stock or that the YaSheng stock will trade at or above its net asset value per share. The acquisition will affect all of the holders of the Company's Common Stock uniformly.

Procedure for Effecting Acquisition: The Acquisition of the Company's Common Stock by YaSheng will become effective upon the filing by the Company of its Form 8-K-12g with the Securities and Exchange Commission (the "Effective Date"). The Acquisition will take place on the Effective Date, but will require action on the part of the holders of the Common Stock and with regard to current certificates representing shares of Common Stock being physically surrendered for certificates representing the number of shares of YaSheng common stock each shareholder is entitled to receive as a result of the Acquisition. New certificates of YaSheng common stock will be issued. The Company estimates that the Effective Date will be on or about July 15, 2004. Shareholders must present a physical certificate evidencing shares of common stock properly endorsed, along with their respective address and their tax identification number to Nicholas in order to receive new shares of YaSheng. Subsequently, Nicholas will deliver no less than 51% and up to 100% of the common Nicholas shares to YaSheng and YaSheng will distribute the new shares of YaSheng Group to the Nicholas shareholders that surrendered their shares. No shares will be accepted for exchange while those shares are held in the name of Cede $ Co. or any other clearing firm, but only shares that are registered in the name of the beneficial owners. Shareholders who do not hold a physical stock certificate should contact a representative of the institution that holds the stock and request that a certificate be delivered to the shareholder. The shareholder should then deliver the certificate to Nicholas, at their corporate headquarters located at 43180 Business Park Dr., Temecula, CA 92590, along with their shareholder information. New certificates will then be delivered to each shareholder, who can retain the certificate or deliver it to a financial institution for processing. On or about July 15, 2004, you will not be able to trade your shares under the name Nicholas Investment Company, Inc. (OTC: NIVM). The new shares you receive will be in the name of YaSheng Group and will trade under the symbol YHGG.

If you currently hold stock that has a restrictive legend, you will receive a new certificate of shares of YaSheng stock that will also carry a restrictive legend. However, the effective date of your purchase will remain the date you purchased your stock of Nicholas Investment Company, Inc. It is therefore important that you maintain a record of the date of your purchase of Nicholas Investment Company, Inc. stock.

Fractional Shares: No fractional shares will be issued in connection with the Reverse Split. Shareholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Common Stock that is not evenly divisible by the final exchange rate will have the number of new shares to which they are entitled rounded-up to the nearest whole number of shares. No shareholders will receive cash in lieu of fractional shares.

Federal Income Tax Consequences of Acquisition: The following summary of certain material federal income tax consequences of the Acquisition does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of the Company's Common Stock are held as "capital assets," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending on the facts and circumstances of such shareholder. EACH SHAREHOLDER IS URGED TO CONSULT WITH SUCH SHAREHOLDER'S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT.

No gain or loss should be recognized by a shareholder upon the shareholder's exchange of shares pursuant to the Acquisition. The aggregate tax basis of the shares received in the Acquisition will be the same as the shareholder's aggregate tax basis in the shares exchanged. The shareholder's holding period for the shares received in the Acquisition will include the period during which the shareholder held the shares surrendered as a result of the Acquisition. The Company's views regarding the tax consequences of the Acquisition are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the Acquisition may vary significantly as to each shareholder, depending on the state in which such shareholder resides.

No Dissenters' Rights: Pursuant to the Nevada Revised Statutes ("NRS"), the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with the Acquisition. Furthermore, the Company does not intend to independently provide those shareholders with any such rights.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to accept the Agreement and take all other proposed actions which is not shared by all other holders of the Company's Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of the following:

COMMON STOCK

As of the Record Date, there were 500 million shares of common stock authorized with a stated value of $.001 per share, of which 17,727,491 shares were issued and outstanding, with 482,272,509 shares authorized but unissued. The holders of the Common Stock vote as a single class and are entitled to one vote per share on all matters to be voted on by the shareholders and have the right of cumulative voting in connection with the election of directors. The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefore, but only if all dividends on the preferred stock have been paid in accordance with the terms of such preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the Common Stock are declared by the Board of Directors. The payment of dividends on the Common Stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the NRS and will be determined by the Board of Directors. In addition, the payment of such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. See "Description of Capital Stock - Common Stock."

PREFERRED STOCK, CLASS C

As of the Record Date, the Company has 6 million shares authorized, issued and outstanding of Class C Preferred Stock ("Class C"). The Class C stock is convertible into common stock on a one for one basis, has no dividend preferences, has no voting rights but does have the right to appoint two members of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 14, 2004, the beneficial ownership of the Company's Common Stock (i) by any person or group known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares. The address of all individuals for whom an address is not otherwise indicated is 43180 Business Park Dr., Suite 202, Temecula, CA 92590.

Name and Address --------------------------	Number of Shares Beneficially Owned ------------------------	Class -------------------------	Percentage of Class (1) ----------------
Steven R. Peacock(2) Chairman, CEO	1,408,333 1,533,333	Class C Pref. Common	23% 8.6%

Shane H. Traveller(2) CFO, Secretary	1,408,334 1,533,333	Class C Pref. Common	23% 8.6%

Chris Bickel COO	1,408,334 1,533,333	Class C Pref. Common	23% 8.6%

William Schubert, Jr. Director	125,000 125,000	Class C Pref. Common	2.1% 1%

Theodore Tanski Director	125,000 125,000	Class C Pref. Common	2.1% 1%

Total officers and Directors, as a class	4,849,999 4,475,001	Common Class C Pref.	28% 73.2%

Other Significant Shareholders:

World Health & Education	1,000,000	Common	5.6%

(1) Figures based on an estimated 17,727,491 shares of common stock outstanding and 6,000,000 shares of Preferred Class C stock outstanding as of June 14, 2004.

(2) Class C Preferred stock is not entitled to vote but is convertible into common stock on a 1:1 basis.

AVAILABLE INFORMATION

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at (800) SEC-0330 for further information. Copies of such materials may also be accessed electronically by means of the Commission's home page on the Internet at "http://www.sec.gov."

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

-    The Company's Annual Report on Form 10-K for the year ended December 31, 2003

-    The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2004

Any document incorporated herein by reference can be obtained by contacting the Commission as described above under "Available Information" or by contacting the Company by mail at 43180 Business Park Dr., Suite 202, Temecula, California 92590, by telephone at (909)587-9100 or by facsimile at (909)587-8866. The Company will provide the documents incorporated by reference without charge upon such written or oral request.

OTHER BUSINESS

The management of the Company knows of no matter other than those set forth herein that is to be brought before the Special Meeting.

The foregoing Notice and Information Statement are sent by order of the Board of Directors.

/S/ Shane H. Traveller Shane H. Traveller Secretary

July 6,  2004

Exhibit 1

AGREEMENT AND PLAN OF ACQUISITION
BY AND BETWEEN
NICHOLAS INVESTMENT COMPANY, INC.
AND
YASHENG GROUP

    THIS AGREEMENT AND PLAN OF ACQUISITION is made and entered into as of the 13th day of June, 2004 by and between Nicholas Investment Company, Inc. ("NIVM"), a corporation organized and existing under the laws of the State of Nevada, having an office at 43180 Business Park Dr., Temecula, California, and YaSheng Group ("YHGG"), a corporation organized and existing under the laws of the State of California, having an office at 1472 Oddstad Dr., Redwood City, California .

RECITALS

        A. The authorized capital stock of NIVM consists of five hundred million (500,000,000) shares of common stock, $0.001 par value, of which approximately 15 million (15,000,000) shares were issued and outstanding as of the date hereof, and fifty million (50,000,000) shares of preferred stock, $0.001 par value, of which twelve million (12,000,000) shares of Series C preferred stock were issued and outstanding as of the date hereof;

        B. The authorized capital stock of YHGG consists of 800,000,000 shares of common stock, no par value, of which 154,651,008 shares were issued and outstanding as of the date hereof;

        C. The respective Boards of Directors of NIVM and YHGG have deemed it advisable and to the advantage of the two corporations that YHGG acquire NIVM upon the terms and conditions herein provided;

        D. YHGG and NIVM intend that the acquisition contemplated hereby qualify as a tax free reorganization within the meaning of Sections 354 (a)(1) and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; and

        E. Pursuant to RCW 23B.11 the respective Boards of Directors of NIVM and YHGG have approved this Agreement and Plan of Acquisition and have directed that this Agreement and Plan of Acquisition be submitted to a vote of the shareholders, as may be required by the laws of the States of Nevada and California, of said corporations, respectively.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, NIVM and YHGG hereby agree to the Acquisition in accordance with the following plan:

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AGREEMENT

        1. Acquisition. YHGG shall acquire one hundred percent 100% NIVM, and YHGG shall assume the reporting responsibilities of NIVM as allowed under Rule 12g-3 of the Securities Act of 1934. This Agreement and Plan of Acquisition shall become effective for purposes of all applicable law at the close of business on July 14, 2004 (the "Effective Time"). Immediately following the Effective Time, as soon as practical, NIVM shall cause to be filed a Form 8-K and a Form 12g-3.

        2. Directors and Governing Documents. The directors of YHGG shall remain the directors of YHGG upon the Effective Time. The Certificate of Incorporation of YHGG shall continue to be the Certificate of Incorporation of YHGG without change or amendment until further amended in accordance with the provisions thereof and applicable laws. The Bylaws of YHGG, as in effect at the Effective Time, shall continue to be the Bylaws of YHGG without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

        3. Rights and Liabilities of NIVM. At and after the Effective Time, NIVM shall be a wholly-owned subsidiary of YHGG. None of the liabilities of NIVM or its subsidiaries shall be transferable to YHGG, nor shall YHGG be obligated for any NIVM contracts or obligations.

        4. Further Assurances. From time to time, as and when required by YHGG, there shall be executed and delivered on behalf of YHGG such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in YHGG the title to and possession of powers, franchises and authority of NIVM and otherwise to carry out the purposes of this Agreement and Plan of Acquisition, and the officers and directors of YHGG are fully authorized in the name and on behalf of NIVM or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

        5. Stock of NIVM. Upon the Effective Time, by virtue of this Agreement and Plan of Acquisition, and without any action on the part of the holder thereof, (i) each share of the issued and outstanding Common Stock of NIVM held as of record by NIVM immediately prior thereto shall be changed and converted into shares of Common Stock of YHGG. The ratio for this exchange shall be based on the Net Asset Value Per Share of YHGG prior to the Effective Time, compared to the Net Asset Value Per Share of NIVM. For example, if the Net Asset Value Per Share of YHGG stock were $6.40, and the Net Asset Value Per Share of NIVM were $0.075, then the exchange rate would be 85:1 (one share of YHGG stock issued for every 83 shares of NIVM stock outstanding).

        6. Preferred Stock of NIVM. Prior to the Effective Time, NIVM shall cause that fifty-percent (50%) or six million (6,000,000) shares of the outstanding preferred Series C stock shall be converted into NIVM common stock on a one for one basis (1:1). The remaining issued and unconverted preferred Series C stock, totaling six million (6,000,000) shares, shall be converted into stock purchase rights in YHGG. Such stock purchase rights shall enable the holder to exchange the Series C into common stock of YHGG at a cost to the holder based on the following formula:

Market Bid Price less One Dollar ($1) Times Twenty Five Percent (25%)
Plus One Dollar ($1). (An example would be: $15 stock price minus $1 = $14 times $25% = $3.50 plus $1 = $4.50 cost of option)

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Such stock purchase rights shall be exercisable at the option of the Holder, but only on the following conditions:

A. Three million options (3,000,000) are exercisable at the time that YHGG receives the first One Hundred Million Dollars ($100,000,000) in equity financing.

B. Three million options (3,000,000) are exercisable at the time that YHGG receives the second One Hundred Million Dollars ($100,000,000) in equity financing.

C. All options are exercisable 12 months from the closing date of the acquisition of NIVM by YHGG.

It is understood and agreed that a Stock Purchase Rights Agreement containing specific details of said rights and conditions must be prepared and approved by both parties prior to closing. For tax purposes, these stock purchase rights shall be treated as a continuation of the conversion rights of the Series C. As of the Effective Time, there will be no shares of Preferred Series C stock outstanding.

        7. Stock Certificates. At and after the Effective Time, each certificate representing shares of Common Stock of NIVM shall be exchanged for certificates representing a number of shares of Common Stock of YHGG according to the exchange rate in Item 5, above. Promptly upon such exchange, YHGG shall cause to be reissued each such certificate representing shares of Common Stock of NIVM to the benefit of YHGG. Until so reissued, each such certificate, upon and after the Effective Time, shall be deemed for all purposes, other than the payment of dividends or other distributions, if any, to shareholders, to represent the number of shares of Common Stock of NIVM represented thereby.

        8. Book Entries. As of the Effective Time, entries shall be made upon the books of YHGG in respect of this Agreement and Plan of Acquisition in accordance with the following:

        NIVM shall be treated as a wholly-owned subsidiary of YHGG. None of the liabilities of NIVM or its subsidiaries shall be transferable to YHGG, nor shall YHGG be obligated for any NIVM contracts or obligations.

        9. Appointment of Agent. NIVM hereby consents to service of process in the State of California in any action or special proceeding for the enforcement of any liability or obligation of NIVM, and hereby irrevocably appoints Steven Peacock as NIVM's agent to accept service of process in any action or special proceeding for the enforcement of any such liability or obligation. The address to which a copy of such process shall be mailed by the Secretary of State of California is 43180 Business Park Dr., Temecula CA 92590.

        10. Amendment. At any time before or after approval and adoption by the shareholders of NIVM, as may be required by the laws of the State of Nevada, and prior to the Effective Time, this Agreement and Plan of Acquisition may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of NIVM and YHGG to be necessary, desirable or expedient; provided, however, that, after any required approval of the shareholders of NIVM, such amendment may not materially and adversely affect the rights and interests of the shareholders of NIVM.

        11. Counterparts. In order to facilitate the filing and recording of this Agreement and Plan of Acquisition, the same may be executed in two or more counterparts, each of which shall be deemed to be an original and the same agreement.

        12. Hold-harmless. The Parties to this Agreement agree to hold each other harmless against any damages that either Party may incur as a result of this Agreement or in the event that the Acquisition does not close on the Effective Time in accordance with Section 1. In the event of a disagreement between the Parties surrounding this Agreement, or in the event this Agreement does not close on the Effective Date, both Parties hereby waive their rights to sue the other Party or to seek any compensatory or punitive damages.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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        IN WITNESS WHEREOF, each of the corporate parties hereto, pursuant to authority granted by the Board of Directors of NIVM and YHGG has caused this Agreement and Plan of Acquisition to be executed by its President as of the date first above written.

NICHOLAS INVESTMENT COMPANY, INC., a Nevada corporation

BY: /s/ STEVEN R. PEACOCK
STEVEN PEACOCK, PRESIDENT

YASHENG GROUP, a California Company

BY: /s/ MAY PING WU
MAY PING WU, PRESIDENT

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